Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Abundia Global Impact Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable under the Abundia Global Impact Group, Inc. 2025 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	750,000	(2)	$2.96875	$2,226,562.50	0.0001381	$307.49
Fees Previously Paid	—	—	—	—		—	$—	—	—
	Total Offering Amounts						$2,226,562.50		$307.49
	Total Fee Offsets								—
	Net Fee Due								$307.49

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Abundia Global Impact Group, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.

(2)	Represents the number of shares of Common Stock reserved for issuance pursuant to the Registrant’s 2025 Equity Incentive Plan (the “2025 Plan”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall cover an indeterminate number of shares of Common Stock to be offered or sold pursuant to the 2025 Plan.

(3)	Estimated in accordance with Rule 457(c) and 457(h)(1) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share of Common Stock represents the average of the high and low prices of the Common Stock as reported on the NYSE American LLC on January 21, 2026.